NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of the Warrants (expiring November 21, 2018) (the 'Warrants') of Webster Financial Corporation (the 'Company') from listing and registration on the Exchange at the opening of business on February 23, 2016, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Warrants are no longer suitable for continued listing and trading on the Exchange. The NYSE's delisting determination was based on the fact that the Warrants do not meet the minimum continued listing distribution requirement of 100,000 publicly held shares outstanding as set forth in Section 802.01D of the NYSE Listed Company Manual. 1. The Exchange's Listed Company Manual, Sections 802.01D, states, in part, that the Exchange would promptly delist a security of either a domestic or non-U.S. issuer when the number of publicly-held shares is less than 100,000. 2. The Exchange, on January 26, 2016, determined that the Warrants should be suspended from trading after the close of the trading session on January 26, 2016, and directed the preparation and filing with the Commission of this application for the removal of the Warrants from listing and registration on the Exchange. The Company was notified by letter on January 26, 2016. 3. Pursuant to the above authorization, a press release was issued on January 26, 2016, and an announcement was made on the 'ticker' of the Exchange at the close of trading session on January 26, 2016 of the suspension of trading in the Warrants. Similar information was included on the Exchange's website. Trading in the Warrants on the Exchange was suspended after the close of the trading session on January 26, 2016. 4. The Company had a right to appeal to the Committee for Review of the Board of Directors of NYSE Regulation the determination to delist its Warrants, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent to its filing having been met, the Exchange is filing this Form 25 with the Commission.